Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Long Term Incentive Plan of FXCM Inc. of our report dated November 1, 2010, with respect to the consolidated financial statements of ODL Group Limited included in the Registration Statement (Form S-1 No. 333-169234) of FXCM Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

London, England

December 1, 2010